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                                                                   Exhibit 10.23

                                     [LOGO]
                                  CASTLE BRANDS

August 4, 2005

Mr. David Phelan
Executive Vice President, Castle Brands Inc,
Managing Director, Castle Brands Spirits Group Limited
Victoria House
Haddington Road
Dublin 4
Ireland

Dear Dave:

We have informally discussed the advisability of your becoming a consultant to Castle Brands Inc. (the "Company") to provide counsel on a number of initiatives, including the expansion of our international markets and potential acquisitions in Ireland and Europe. As we have discussed, I am writing you this letter to address that move.

In consideration of the payment of one Euro to you, and the mutual covenants, the receipt and sufficiency of which is acknowledged, we agree as follows in this letter agreement.

We agree you will become a consultant to the Company on October 1, 2005, for a period of 18 months, and to your simultaneous resignation of your current management positions with the Company and its subsidiaries and your directorships of all the subsidiaries. Your consultancy compensation will be E157,500 per annum plus VAT (at the appropriate rate) to the extent that you are required to charge VAT. You will be paid monthly by direct debit on the 15th of the month to an account designated by you. You will continue on the Company's Board of Directors as a non-executive director, except as provided below, until the earlier of September 30, 2005 or the initiation of the Company's initial public offering.

The provisions of Clause 15 of your Service Agreement, dated December 1, 2003, and your Non-Competition Deed, dated December 1, 2003, shall apply to the consultancy and remain in effect through March 31, 2006. Thereafter, the Non-Competition Deed shall be deemed null and void and the provisions of Clause
15.3.1 of the Service Agreement shall apply to your activities during the remainder of the consultancy. Notwithstanding such Clause, you will be permitted to solicit employment or consulting agreements after March 31, 2006 and if you wish to accept employment or consulting assignments, or engage in any activity, after March 31, 2006, which would violate such provisions, you may request the Company to consent to such proposed activity and continuation of the consultancy. If such consent is not granted within twenty (20) days of written request, you shall be deemed no longer subject to Clause 15.3.1 and shall be entitled to payment of (a) the remaining monthly consultancy payments through March 31, 2007 or (b) an accelerated single payment within ten (10) days of resignation of E10,417 plus VAT, to the extent you are required to charge VAT, times the remaining number of months through March 31, 2007 for which you had not received payment.
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Mr. David Phelan
August 4, 2005
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Your options would continue to vest through the consulting period and absent a default, you will be deemed to have accrued three years' vesting at the end of the consultancy. The exercise period for your stock options would be extended to December 1, 2008. All appropriate business expenses incurred in the course of performing your duties under the consultancy will be reimbursed according to Company policy upon presentation of required documentation, subject to reasonable review. We are prepared to reimburse you for up to E5,000 of your legal fees in connection with the consultancy.

Pursuant to the terms of the License Agreement dated December 1, 2003, the royalty payments paid to The Roaring Water Bay (Research and Development) Company Limited shall not be affected by your consultancy. The Company warrants that the royalty payments (maximum of E2,500 per month) payable under such License Agreement shall be paid during the term of the consultancy, until such time that your interest in such company is purchased. The Company will purchase your interest in such company on or before the termination of your consultancy pursuant to the License Agreement, whereupon the royalty payments paid to you by The Roaring Water Bay (Research and Development) Company Limited shall cease.

For the remainder of August and September, your focus as an officer of the Company and certain subsidiaries will need to be transitioning your areas of responsibility to Keith Bellinger and agreed managers in Dublin or Europe. Keith will work with you to determine the most effective organization structure for the international markets.

Starting October 1, 2005, and for an additional 18 months of consultancy (through March 31, 2007), your primary focus would be on identifying new opportunities and markets for the Company, on an as agreed basis. Except as requested, the consultancy would no longer be carried on from the Company's Dublin office. With regard to this timing, we believe that it is important for any change of this type to be completed promptly, so that the Company can transition effectively prior to the launch of the proposed public offering.

We understand that you would like to have the amounts due of the 5% Convertible Subordinated Note, dated December 1, 2003, issued to you in the original principal amount of E465,550 and the Subordinated Note, dated December 1, 2003, issued to you in the original principal amount of E133,323 (the "Notes") paid as quickly as possible. While the Company is under no obligation to do so, in the spirit of cooperation we are prepared to pay off the Notes with the proceeds of the public offering within one month after completion of the offering, which we hope to complete later this year. Furthermore, even if we are not able to complete such offering in 2005, we will pay off the outstanding balance of the Notes in four quarterly installments in 2006, beginning January 1, 2006 and ending December 1, 2006, provided such payments would not create a default under any of the Company's credit facilities. We could accelerate that schedule if the public offering were to be completed during 2006.

We will also endeavor to facilitate the transfer of your pension as promptly as practicable.

This letter agreement shall be governed by and construed in accordance with the laws of Ireland ("Irish Matters"), except in the case of the aforesaid options and 5% Convertible Subordinated Note, matters pertaining to which shall be governed by Delaware and New York law ("U.S.
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Mr. David Phelan
August 4, 2005
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Matters"), in each case exclusive of choice of law or conflicts of law, rules, provisions, or principles.

The parties agree that the courts in the City of Dublin shall have jurisdiction to hear and determine any suit, action or proceeding to settle any dispute between them, that may arise out of or in connection with Irish Matters and, for such purposes, each irrevocably submits to the jurisdiction or such courts. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any actions, suits or proceedings brought in any court as provided in the preceding sentence of this paragraph, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court his been brought in an inconvenient forum.

The parties agree that the courts in New York, New York shall have jurisdiction to hear and determine any suit, action or proceeding to settle any dispute between them, that may arise out of or in connection with U.S. Matters and, for such purposes, each irrevocably submits to the jurisdiction of such courts. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any actions, suits or proceedings brought in any court as provided in the preceding sentence of this paragraph, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

If the Company determines to announce your resignation generally, the Company and you will agree to a mutually agreeable text of such announcement.

While we can make no assurances with regard to your shares, if there is a good opportunity for you to sell a portion of your shares, we will endeavor to help you do so.

We look forward to working with you in this new relationship. Please indicate your acceptance of the terms hereof by signing and returning the enclosed copy of this letter whereupon this letter agreement shall replace and supersede the Service Agreement and the provisions regarding your tenure as officer and director of the Company and subsidiaries under the Shareholders' Agreement, dated December 1, 2003, shall no longer pertain.

Very best regards,

Castle Brands Inc.                      Castle Brands Spirits Group Limited


By: /s/ Mark Andrews                    By: /s/ Matthew MacFarlane
    ---------------------------------      -------------------------------------
Name: Mark Andrews                      Name: Matthew MacFarlane
Title: Chairman and CEO                 Title: Chief Financial Officer

Accepted and agreed
as of the data first written above:
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Mr. David Phelan
August 4, 2005
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/s/ David Phelan
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David Phelan